UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 15, 2017

Date of Report (Date of earliest event reported)

SYNAPTICS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-49602	77-0118518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1251 McKay Drive

San Jose, California 95131

(Address of Principal Executive Offices) (Zip Code)

(408) 904-1100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On November 15, 2017, Synaptics Incorporated (the “Company”) implemented and notified impacted employees of a reduction in force program that will eliminate approximately 156 employee positions and reduce global headcount by approximately seven percent. The Company will also implement a space consolidation program impacting certain of its locations. The reduction in force and space consolidation programs are being implemented as part of a comprehensive review of the Company’s operations and is intended to streamline and reduce its operating cost structure and capitalize on acquisition synergies.

The Company currently expects the reduction in force charges, consisting primarily of severance and other one-time benefits, to be in the range of $8.0 to $10.0 million and space consolidation actions to be in the range of $1.0 to $2.0 million. The costs associated with the reduction in force and space consolidation actions will be paid predominantly in cash. The Company anticipates that these charges will be primarily recognized in the Company’s second quarter of fiscal 2018, with additional costs to be recognized in the second half of fiscal 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED

Date: November 17, 2017	By:	/s/ John McFarland
John McFarland
Senior Vice President, General Counsel and Secretary